Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the        day of                       , 2010 by and between AMERICOLD LOGISTICS, LLC (hereinafter referred to as the “Employer”) and Susan C. Haley (hereinafter referred to as the “Employee”).

WHEREAS, the Employer and Employee are desirous of entering into an employment relationship for their mutual benefit;

AND WHEREAS, the Employer and the Employee have agreed that the terms and conditions of the employment relationship shall be as set out herein;

NOW, THEREFORE, in consideration of the terms, conditions, covenants and obligations herein contained (the adequacy of which is hereby acknowledged by each of the parties), the parties do hereby agree as follows:

ARTICLE 1 — SCOPE OF EMPLOYMENT

1.01                                                                           Employment.  The Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment, in the position of Executive Vice President for Human Resources of the Employer, to perform the services described herein for Employer and its parent, subsidiaries and affiliates upon the terms and conditions set forth in this Agreement.

1.02                                                                           Duties and Responsibilities.  As Executive Vice President for Human Resources, the Employee will report to the Employer’s Chief Executive Officer.  The duties and responsibilities of the Employee shall consist of those deemed by the Employer to be necessary or incidental to perform the functions of such aforesaid position.  The Employee shall perform such duties and exercise such powers, in each case, from such locations where the Employer and its affiliates carry on business or have offices.  The Employee’s duties and powers may from time to time be changed by Employer or the Board.

1.03                                                                           Full and Faithful Service.  The Employee will devote to the business and affairs of the Employer all of her working time, attention and ability to carry out the duties of her position, to the exclusion of any other employment or gainful occupation, and will ensure that she is not at any time engaged in conduct which would constitute an actual or potential conflict with the interests of the Employer.  The Employee agrees that she will, in the performance of her duties, promote the interests, business and reputation of the Employer and shall perform all such duties as are essential or conducive to the efficient management thereof in accordance with the rules and policies of the Employer.  The Employer agrees that the Employee will be free to hold equity interests in businesses which do not compete with the business of the Employer.

1.04                                                                           Acknowledgement.  The Employee acknowledges that the effective performance of her duties requires the highest level of integrity and the Employer’s

Employment Agreement for S. Haley

complete confidence in the Employee’s relationship with other employees of the Employer and with all persons dealt with in the course of her employment.  The Employee shall diligently, faithfully and honestly serve the Employer during the term of her employment hereunder and shall use her best efforts to promote the interests of the Employer.  The Employee will not engage in any conduct which is inconsistent with the letter and spirit of this Article 1.04.

ARTICLE 2 — TERM OF EMPLOYMENT

2.01                                                                           Term.  The term of employment pursuant to this Agreement shall be for an indefinite period commencing on the execution of this Agreement, unless this Agreement is terminated earlier by either of the parties in accordance with the provisions set out herein.

ARTICLE 3 — REMUNERATION

3.01                                                                           Base Salary.  As remuneration for her services hereunder, the Employee shall be paid a base salary at the rate of TWO HUNDRED FIFTY THOUSAND DOLLARS (USD $250,000.00) per annum (the “Base Salary”) which shall be paid in arrears and in equal bi-weekly installments.  The Employee’s Base Salary will be reviewed and may be increased by the Employer from time to time at the discretion of the Board of Trustees of Americold Realty Trust (the “Board”), but in any event will be reviewed not later than January, 2011, and annually thereafter, but with no obligation on the part of the Employer to adjust it but said Base Salary will not be reduced.

3.02                                                                           Vacation Pay.  During the term of employment, the Employee will be entitled to 5 weeks vacation per annum.  Such vacation may be taken at such time or times as the Employee may determine, having regard to the Employer’s business and affairs and provided such time, in the opinion of Employee, acting reasonably, does not materially interfere with the Employee’s duties hereunder.  The Employee will be permitted to carry forward any unused vacation (up to a maximum of 5 weeks, so that no more than a maximum of 10 weeks of vacation in the aggregate may be taken in any one calendar year) into the next calendar year.  In the event that the Employee’s employment is terminated, the Employee shall be entitled to a pro-rated vacation leave with pay for the portion of the calendar year that she was actively employed.  Except as otherwise provided in this Article 3.02, Employee’s vacation benefits will be governed by the Employer’s vacation policy as then in effect.

3.03                                                                           Benefits.  The Employee will be entitled to participate in all insurance and other benefit plans which the Employer offers to its U.S. employees at a level commensurate with that of similarly situated U.S. employees.  These benefits will be governed by and provided in accordance with the applicable plan documents, insurance policies or Employer policies then in effect.  The Employee and her family, including any domestic partner, spouse, or children, will be provided full health coverage, including all expenses associated with medical, dental, and vision treatment and preventative care.  This full reimbursement coverage includes all costs for prescriptions and over-the-

counter medications.  In the event that any Employee contributions, deductibles, co-pays, or other upfront out-of-pocket Employee payments are required under these benefit plans, the Employer will promptly and fully reimburse the Employee for any and all such expenses.  Such reimbursement will be calculated on a fully grossed-up basis thereby neutralizing any applicable state or federal taxes with the result that there are no net costs to the Employee for these benefits. Non-health related medical care (such as cosmetic procedures) is excluded.

3.04                                                                           Automobile.  The Employer will provide the Employee a car allowance of $1,200 USD per month, subject to increase from time to time as published in company policy.  In addition, the Employer will pay for all gas, oil, insurance, maintenance, repairs, and other expenses reasonably incurred by the Employee in the operation and maintenance of the automobile, in accordance with the Employer’s reimbursement policy as then in effect.

3.05                                                                           Incentive Compensation.  The Employee will be entitled to participate in the Employer’s short term management incentive plan.  The incentive payable under the short term management incentive plan (hereinafter referred to as the “Entitlement”) shall be determined on the basis of achievement of target EBITDA (after corporate expenses) for the applicable fiscal year, or such other performance measure as the Board or the Compensation Committee of the Board shall establish in its discretion (the “Target”).  Such Target shall be set annually by the Board or the Compensation Committee of the Board.  The Entitlement for each fiscal year will be determined as described in the Employer’s short term management incentive plan as in effect from time to time. The Entitlement will have a target amount of zero percent (0%) of the Employee’s Base Salary at 95% of Target; a target amount of sixty percent (60%) of the Employee’s annual Base Salary upon achievement of the Target; and a maximum amount of ninety percent (90%) of the Employee’s annual Base Salary at 105% of Target.  The Entitlement shall be paid at the same time as short term management incentives are payable to other similarly situated employees of the Employer, but (for each fiscal year beginning with the 2010 fiscal year) in any event no later than March 15 following the end of the fiscal year to which the Entitlement relates.  Any unpaid Entitlement is deemed to be earned (and, except as otherwise provided in Article 4.02(b), the Employee shall be entitled to receive such amount) if and only if the Employee has been continuously employed through the last day of the fiscal year for which the Entitlement is being determined.  Except as otherwise set forth in this Article 3.05, the Entitlement is subject to and governed by the terms of the short term management incentive plan documents as in effect from time to time and may be modified or terminated in accordance with the terms of the plan.

3.06                                                                           Expenses.  The Employee shall be reimbursed for all reasonable and direct out-of-pocket expenses incurred in connection with the performance of her duties hereunder, subject to and consistent with applicable policies of the Employer.  Without limiting the foregoing, as a condition to the reimbursement of such expenses, the Employee shall furnish to the Employer receipts for expenses incurred.

3.07                                                                           Participation in Long Term Incentive Plan.  The Employee shall be eligible to participate in the 2010 Long Term Incentive Plan established by the Board and in respect thereto she will receive a grant consisting of stock options and restricted stock units in accordance with that separate Stock Option Agreement and Restricted Stock Unit Agreement executed by Employee and Employer.  Additionally, Employee shall remain eligible to participate in any other long term incentive plan established by the Board, in such amounts and at such times as the Board or the Compensation Committee of the Board shall determine in its discretion.  These benefits are subject to and governed by the terms of the long term incentive plan documents and may be modified or terminated in accordance with the terms of the plan.

3.08                                                                           Tax Consultation.  The Employee will be reimbursed for up to $3,000.00 (US Dollars) annually for expenses associated with a professional tax consultant for the purposes of long term financial planning, in accordance with Employer’s written reimbursement policy as then in effect.

3.09                                                                           Relocation.

(a)                                  Commensurate with her position as an Executive Vice President, the Employee shall devote a significant amount of time to performing services at the Employer’s headquarters.

(b)                                 In the event the Employee is subsequently required by Employer to relocate to any other location outside of Portland, Oregon, such relocation (unless agreed to in writing by Employee) shall constitute a termination without case for purposes of Section 4.1(f) below.  Should Employee agree to such relocation outside of Portland, Oregon, relocation assistance will be provided to the Employee that will cover all reasonable expenses associated with such relocation.  Employer shall pay to Employee, on a pretax basis (so there is no net tax cost to Employee), in advance where possible (and otherwise via prompt reimbursement), the sum of the following amounts: temporary employee living expenses, including apartment and/or other comparable costs prior to the Employee obtaining a new residence; closing costs on any new home Employee purchases in the area to which the Employee is required to relocate as a personal residence for himself; and costs of packing, shipping, insuring, delivering, and unpacking Employee’s household goods as well as storage costs for household goods until a residence is obtained.  In addition, if Employee has not sold his residence within 6 months after the Employee is required to relocate, Employer shall purchase such residence for cash upon Employee’s written election given to Employer no later than 30 days following the lapse of such 6 month period.  The purchase price shall be equal to the average of two independent appraisals (with one appraiser selected by each party) of the Employee’s residence.  All costs associated with the selling of the Employee’s residence (including both appraisals, if necessary) shall be borne by Employer.  Employer shall arrange for the appraisals to be completed within 30 days after receipt of the Employee’s written election for the purchase of the Employee’s residence pursuant to this Article 3.09.  Closing shall occur within 30 days after such appraisals have been received.

3.10                                                                           Tax Equalization.  In the event the Employee is required to reside outside of the United States for an extended period of time, the parties intend that Employee’s net income tax liability with respect to compensation and benefits payable hereunder shall be no greater than the net income tax liability the Employee would incur if the Employee resided in and performed all services hereunder in the United States at the Employee’s last address before any assignment to a locale outside the United States (the “Targeted Tax Effects”).  If for any taxable year the Employee believes that services required hereunder have caused or will cause her actual aggregate net income tax liability (“Actual Tax Effects”) to exceed the Targeted Tax Effects, then Employee shall notify Employer as to why she so believes this and her computations of the differences, and Employer shall then promptly pay to Employee (on a pre-tax basis as needed to ensure that the Actual Tax Effects taking into account such payment will be no greater than the Targeted Tax Effects) the amount(s) so requested no later than the date such taxes are due or are scheduled to be due (or reimburse Employee for such amount(s), together with interest at the prime rate of interest as published by the Wall Street Journal, as to any amounts Employee has already paid), provided, however, that if Employer disagrees with the reasoning or computations submitted by Employee, then Employer and Employee shall mutually select an accounting firm having over 50 professional CPAs (the “Designated Firm”) to make a determination on the issue, and the determination of the Designated Firm shall be final and binding on all matters addressed in the notice.  It is acknowledged and understood that as circumstances and legislation may change over time, Employee may give notices as she reasonably deems necessary to address changing issues.  It is also acknowledged and understood that the determination of the Designated Firm may include an instruction for Employer to continue making such payments periodically as to any items raised that are likely to involve repetitive payments hereunder as such Designated Firm may determine necessary to achieve the intent of this provision that the Actual Tax Effects not exceed the Targeted Tax Effects.  Any tax equalization payment pursuant to this Article 3.10 shall in any event be paid by the latest of (a) the end of the second calendar year beginning after the calendar year in which Employee’s U.S. federal income tax return is required to be filed (including any extensions) for the year to which such tax equalization payment relates; (b) the end of the second calendar year beginning after the latest calendar year in which Employee’s foreign tax return or payment is required to be made or filed for the year to which such tax equalization payment relates; or (c) in the case of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, such later date as permitted under Treasury Regulations Section 1.409A-1(b)(8)(iii).

ARTICLE 4 — TERMINATION

4.01                                                                           Termination.  This Agreement and the employment contemplated hereunder are terminable at will by either the Employee or the Employer at any time, with or without cause.  Specifically employment may be terminated in the following manner and in the following circumstances:

(a)                                  By the Employee at any time and for any reason, by giving three (3) months prior written notice to Employer;

(b)                                 By the Employer, at any time, for Cause, in which case the employment and this Agreement shall terminate immediately upon written notice from the Employer to the Employee (subject to the notice and cure requirements set forth in this paragraph).  For purposes of greater certainty, any of the following events shall constitute “Cause” for termination: (i) Employee commits any act of gross negligence, fraud or willful misconduct, causing harm to the Employer; (ii) the conviction of Employee of an offense that adversely affects the Employer; (iii) Employee intentionally obtains any material for personal gain, profit or enrichment at the expense of the Employer or from a transaction in which the Employee has an interest which is adverse to the interest of the Employer, unless Employee shall have obtained the prior written consent of the Board; (iv) Employee abuses non-prescription medication, narcotics, or other controlled or intoxicating substances, and such abuse materially impairs Employee’s ability to perform her normal duties; (v) failure by Employee to perform her duties and responsibilities, including reasonable directives from the Employer or the Board, in good faith to the best of Employee’s ability and failure to cure such non-performance within thirty (30) days after notice of such failure from the Employer to the Employee; or (vi) Employee acts in a manner which is intended to be materially detrimental or damaging to the Employer’s reputation, business operations or relations with its other employees, customers or suppliers;

(c)                                  By the Employer, at any time, by notice in writing of the Employee’s breach or non-observance of any of the terms of this Agreement which breach is not cured by the Employee within thirty (30) days of receipt of such notice;

(d)                                 Upon the death of the Employee, in which case the employment and this Agreement shall terminate on the date of death;

(e)                                  By the Employer due to the Disability of Employee. For purposes of this Agreement, “Disability” shall mean the inability of Employee to perform the duties, responsibilities and obligations of Employee’s position for six (6) months (in the aggregate) within any consecutive twelve (12) month period by reason of a medically determinable physical or mental impairment, as determined in good faith by Employer; or

(f)                                    By the Employer at any time and for any reason without Cause by delivery of written notice of termination to the Employee; provided that Employer’s required relocation of Employee outside of Portland, Oregon shall also constitute a termination without Cause unless Employee has agreed to the relocation in writing.

4.02                                                                           Payments on Termination.  In the event that this Agreement and the employment contemplated hereunder are terminated pursuant to Article 4.01, the Employee shall be entitled to the payments and benefits provided in this Article 4.02 (subject to Articles 4.03 and 4.04 below), and the Employer shall have no further obligation to the Employee under this Agreement except as expressly provided in this Article 4.02.

(a)                                  Upon termination for any reason, the Employee shall receive any accrued and unpaid Base Salary, accrued and unpaid Entitlement for any completed fiscal year, and accrued and unpaid reimbursements (including tax equalization payments, if applicable) pursuant to this Agreement, in each case as of the date of such termination, as well as any earned or accrued benefits to which the Employee may be entitled under any benefit plan maintained by the Employer.

(b)                                 Solely in the event of termination by the Employer without Cause pursuant to Article 4.01(f), and subject to the requirements of Article 4.04, the Employee shall be entitled to the following: (i) continued payments of Base Salary for a period of twelve (12) months after the date of the notice of termination; (ii) continued full participation in the Employer’s benefit programs (including full reimbursement for all health, dental, and vision expenses, but excluding participation in the Employer’s short or long term disability plans) for a period of twelve (12) months; (iii) continuation of automobile allowance as well as automobile operating expense reimbursement pursuant to Article 3.04 for a period of twelve (12) months after the date of termination; and (iv) if Employee is terminated other than on December 31st in any year, a payment equal to the Entitlement Employee would otherwise have received for such year but for the termination (based on the Employer’s achievement of target EBITDA or other applicable target) multiplied by a fraction, the numerator of which is the number of months in the fiscal year for which Employee was employed (including any month in which 11 or more days are worked) and the denominator of which is 12, which shall be paid at such time as the Entitlement would otherwise have been payable under this Agreement.

4.03                                                                           Deductions on Termination.  The Employee authorizes the Employer to deduct from any payment due to the Employee on termination, amounts owed to the Employer by the Employee by reason of purchases, advances, loans, unauthorized expense claims, or other obligations; provided, however, that such deduction shall be permitted only to the extent that Employer determines in good faith that such deduction would not cause a violation of Section 409A (as defined in Article 8.07) and to the extent otherwise permitted by applicable law.

4.04                                                                           Release of Claims.  If any of the events referred to in Article 4.01 occur, this Agreement and the employment of the Employee shall be wholly terminated except in respect of the Employee’s rights under Article 4.02, the Employee’s covenants and obligations pursuant to Articles 4.04, 5 and 6 and the Employer’s rights pursuant to Articles 4.03 and 7, which shall survive such termination and continue in full force and effect.  In order to obtain and as a condition of receiving the severance and other benefits set forth in Article 4.02(b) due upon or as a result of termination (excluding benefits to which the Employee is entitled by law pursuant to COBRA), the Employee must sign within twenty-one (21) days following the date of such termination (or such longer period as required to be provided by law), and must not revoke, a general release of all claims in the form attached hereto as Attachment A in favor of the Employer, its parent, its subsidiaries, affiliates, current and former directors, officers, employees, attorneys and agents, or benefit plans or administrators of any and all claims to maximum extent allowable by law.  Any such severance and other benefits that would otherwise be due and payable to the Employee prior to signing of the release and lapse of the applicable revocation period (other than continued participation in the Employer’s benefit plans pursuant to clause (ii) of Article 4.02(b)) shall be accumulated and paid no later than ten (10) days following the lapse of such revocation period.

4.05                                                                           Reasonableness.  The parties hereto acknowledge and agree that there are no implied rights whatsoever with respect to the termination of this Agreement and the employment contemplated hereunder.

ARTICLE 5 — CONFIDENTIALITY

5.01                                                                           Definitions.  For the specific purpose of the covenants contained in Articles 5 and 6 and for all other purposes under this Agreement, certain terms are defined as follows:

(a)                                  Confidential Information.  “Confidential Information” shall include, without limitation, all technical and non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, actual and prospective customer lists, customer route books and materials, documents containing names and addresses of current or former customers that includes their past or present buying patterns or habits, sales reports, service reports, price lists and discount lists, methods and/or procedures regarding pricing, product cost and profit strategies or structures, product formulae, methods and/or procedures related to sales or services, methods and/or procedures of operation, special training of sales representatives, continuous market updates and merchandising strategies relating to the Employer and the Employer’s Business, which is communicated to, supplied to or observed by Employee, either directly or indirectly, at any time during the employment relationship, whether or not received from the Employer or from any actual or potential customer, client or supplier of the Employer, or from any person with a business relationship, whether contractual or otherwise, with the Employer.  The term “Confidential

Information” shall not include any information that the Employee can prove: (i) was known or independently developed by Employee prior to the time of receipt from the Employer, as long as such information was not acquired, either directly or indirectly, from the Employer; (ii) is or becomes publicly known through no direct or indirect act, fault or omission of Employee; (iii) is or becomes part of the public domain through no direct or indirect act, fault or omission of Employee; or (iv) was received by Employee from a third party having the legal right to transmit the same without restriction as to use and disclosure and such receipt was not in connection with any business relationship or prospective business relationship with the Employer; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

(b)                                 Competing Business.  “Competing Business” shall mean any person or entity that engages in a business that is the same or substantially similar to the Employer’s Business, and only that portion of the business that is in competition with the Employer’s Business.

(c)                                  Employer’s Business.  “Employer’s Business” shall mean serving as a third-party provider of supply chain solutions for the consumer packaged goods industry and providing temperature-controlled food distribution services.

(d)                                 Inventions.  “Inventions” shall mean any and all developments, discoveries, concepts, methods, processes, designs, inventions, ideas or improvements, whether or not patentable, which are conceived, made, implemented or reduced to practice by Employee, whether alone or acting with others, during Employee’s employment with the Employer that are developed on the Employer’s time or with the utilization, either directly or indirectly, of the Employer’s equipment, supplies, facilities, resources, Confidential Information or Trade Secrets.

(e)                                  Territory.  “Territory” shall mean the geographic scope of Employee’s responsibilities on behalf of the Employer.

(f)                                    Trade Secrets.  “Trade Secrets” shall mean information not generally known about the Employer’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Employer derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Confidential Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such.  Unless told otherwise by the Employer or the Board, Employee shall treat all Confidential Information as Trade Secrets. Moreover, this definition of Trade Secrets shall not negate any more expansive definition of Trade Secrets provided by applicable law.

5.02                                                                           Non-Disclosure of Confidential Information and Trade Secrets.  Employee recognizes the interest of Employer in maintaining the confidential nature of its Confidential Information and Trade Secrets.  Accordingly, Employee covenants and agrees that Employee will not, at any time, other than in the performance of Employee’s duties for the Employer, both during and after Employee’s employment with the Employer, communicate or disclose to any person or entity, or use for Employee’s benefit, or for the benefit of any other person or entity, including any Competing Business, either directly or indirectly, any of the Employer’s Trade Secrets and/or Confidential Information.  Notwithstanding the foregoing, the prohibition in the preceding sentence regarding the disclosure or use of Confidential Information other than Trade Secrets shall end thirty-six (36) months after the termination, for any reason, of Employee’s employment with the Employer. For the avoidance of doubt, the disclosure or use of Trade Secrets by Employee is prohibited for the life of Employee, or until the Trade Secret information becomes publicly available through no direct or indirect fault or act of Employee.

5.03                                                                           Property and Documents.  The Employee acknowledges, understands and agrees that all memoranda, notes, records, charts, formulae, data, software, source code, object code, client lists, price lists, marketing plans, financial information and other documents made, received, held or used by the Employee during the course of her employment shall be the property of the Employer and shall be delivered by the Employee to the Employer upon request at any time during the course of employment or on termination of employment as hereinbefore provided.  With respect to all Confidential Information, Trade Secrets and other documents of the Employer held by the Employee, the Employee acknowledges that she is in a position of trust and subject to a fiduciary duty to use the information only in the interests of the Employer and its business.

5.04                                                                           Protection of Inventions.  With respect to Inventions, Employee agrees and covenants as follows:

(a)                                  During Employee’s employment with the Employer and for a period of twenty-four (24) months thereafter, Employee shall promptly report and disclose to the Employer in writing, in sufficient detail as requested by the Employer, all Inventions;

(b)                                 Employee acknowledges and agrees that all Inventions are the sole and exclusive property of the Employer;

(c)                                  Employee agrees to assign, and hereby automatically assigns, without further consideration, to the Employer any and all right, title and interest in and to all Inventions; provided, however, that this Agreement shall not apply to any Invention: (i) for which no property of the Employer was used; (ii) which was developed entirely on Employee’s own time; and (iii) which does not in any way relate to the Employer’s Business or its actual or demonstrable anticipated research or development;

(d)                                 The Employer and its successors and assigns shall have the right to obtain and hold in its or their own name all copyright registrations, trademark registrations, patents and any other protection available to the Inventions;

(e)                                  Employee acknowledges and agrees to perform, upon reasonable request of the Employer, both during and after employment, all further acts as may be necessary or desirable to transfer, perfect or defend the Employer’s ownership of Inventions, including, but not limited to: (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance; (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to Inventions; (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Employer in any Invention; and (iv) performing any other act deemed necessary or desirable to carry out the purpose of this covenant; and

(f)                                    Employee represents and warrants to the Employer that Employee has not conceived any Invention or acquired any ownership interest in any Invention except as disclosed in writing to Employer.  If an Invention is not so disclosed in writing to Employer, any Invention conceived by Employee or in which Employee obtains an interest during her employment will conclusively be presumed to be an Employer Invention.  If Employee incorporates an Invention so disclosed in writing into the Employer’s business, either with or without the Employer’s prior written consent, Employee hereby grants to the Employer a non-exclusive, paid-up, royalty-free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use, sell, copy and create derivative works of such Invention.

5.05                                                                           Protection of Patents.  With respect to patents, Employee acknowledges and agrees that should the Employer or any affiliate of the Employer elect to file an application for patent protection, either in the United States or in any foreign country, on an Employer Invention with which Employee was involved, Employee, both during and after employment, will execute all necessary documents, including formal assignments to the Employer or any affiliate of the Employer relating to such patent applications.  Employee further agrees to cooperate with any attorneys or other persons designated by the Employer or any of its affiliates as may reasonably be required for the timely prosecution of such patent applications.  The Employer shall be responsible for all expenses incurred in the preparation and prosecution of all patent applications filed on its or their behalf.  Employee moreover represents and warrants to the Employer that Employee holds or owns no patents, either individually or jointly with others, except as disclosed to Employer in writing.

ARTICLE 6 — NON-COMPETITION/NON-SOLICITATION

6.01                                                                           Non-Solicitation of Customers.  Employee covenants and agrees that, during the term of Employee’s employment with the Employer and for a period of twelve (12) months following the termination of such employment, regardless of the reason for such termination, the Employee will not, either directly or indirectly, in competition with Employer’s Business, solicit, initiate contact with, entice, or recruit for a Competing Business, attempt to solicit, initiate contact with, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Employer with whom Employee had contact on behalf of the Employer.

6.02                                                                           Non-Solicitation of Suppliers.  Employee covenants and agrees that, during the term of Employee’s employment with the Employer and for a period of twelve (12) months following the termination of such employment, regardless of the reason for such termination, the Employee will not, either directly or indirectly, in competition with the Employer’s Business, solicit, initiate contact with, entice, or recruit for a Competing Business, attempt to solicit, initiate contact with, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective supplier of the Employer with whom Employee had contact on behalf of the Employer.

6.03                                                                           Non-Solicitation of Employees.  Employee covenants and agrees that, during the term of Employee’s employment with the Employer and for a period of twelve (12) months following the termination of such employment, regardless of the reason for such termination, the Employee will not, either directly or indirectly, hire or attempt to hire, solicit or attempt to solicit, or induce or attempt to induce, any employee of the Employer to leave her employment with Employer.

6.04                                                                           Non-Competition.  Employee covenants and agrees that, during the term of Employee’s employment with the Employer and for a period of twelve (12) months following the termination of such employment, regardless of the reason for such termination, Employee shall not, within the Territory and on behalf of a Competing Business, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that she performed for the Employer.

6.05                                                                           Reasonableness.  The parties to this Agreement acknowledge and agree that the scope of the covenants contained in Articles 5 and 6 are, in all respects, and particularly in respect of area, time and subject matter, no more than what is reasonably required to protect Employer’s legitimate business interests (including but not limited to Employer’s interests in Confidential Information and/or Trade Secrets, Employer’s customer and supplier relationships and Employer’s goodwill).

6.06                                                                           Severability and Reformation.  The parties to this Agreement further agree that if any limitation or provision contained in these covenants is determined to be void or unenforceable, whether in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof.  Moreover, the parties agree that the arbitration tribunal may reasonably alter the language within any of the covenants set forth in Articles 5 and 6 herein so as to give maximum effect to the covenants as initially written. Furthermore, to the maximum extent allowed under the law of the State of Delaware and other applicable law, the parties agree that the post-employment covenant periods in Articles 5 and 6 shall toll during any breach so that the covenant period begins to run from the date of the tribunal’s opinion instead of from the date of termination of Employee’s employment.

ARTICLE 7 — PARTIES’ RECOURSE

7.01                                                                           Injunctive Relief.  The Employee acknowledges and agrees that in the event of any violation of the covenants provided for in Articles 5 and 6, the Employer shall be entitled to injunctive relief, in addition and without prejudice to any other remedy that Employer may have at law.

7.02                                                                           Mandatory and Binding Arbitration.  Any dispute that in any way relates to this Agreement, including, without limitation, any request for injunctive or declaratory relief sought by any of the parties to this Agreement (whether pursuant to Articles 5 or 6, or otherwise), shall be submitted to mandatory and binding arbitration before the American Arbitration Association (“AAA”), in accordance with the then current Employment Arbitration Rules and Mediation Procedures established by the AAA (or any successor organization), at the AAA’s regional office for the State of Delaware, the state in which the Employer is organized, unless otherwise required by law.  The arbitrator shall be selected by permitting the Employer and Employee to strike one name each from a panel of three names obtained from the AAA from its panel of Employment Dispute Arbitrators.  The person whose name is remaining shall be the arbitrator.  The arbitrator shall determine the extent of discovery, if any, that is needed to resolve the dispute after hearing the positions of each party regarding the need for discovery.  The arbitrator shall be bound to apply the laws of the State of Delaware, unless pre-empted by federal law, to resolve any dispute without regard for any conflict of law principles, as Employee acknowledges that the Employer is organized under the laws of the State of Delaware and operates on a national and international scope.  The arbitrator shall be required to afford the parties the opportunity to file dispositive motions, including, without limitation, summary judgment motions and consider those motions in accordance with the laws of the State of Delaware (or in accordance with federal law, if Delaware law is pre-empted by federal law).  The arbitrator also shall be required to issue a reasoned opinion.

ARTICLE 8 — GENERAL

8.01                                                                           Entire Agreement.  This Agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do either of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated herein and made a part hereof. Any other previous agreements, written or oral, express or implied, between the Employer and the Employee relating to the employment of the Employee by the Employer are terminated and cancelled, and the Employee and the Employer release and forever discharge each other of and from all manners of action, causes of action, claims and demands whatsoever under or in respect of the Prior Agreement or any other such previous agreement.

8.02                                                                           Amendments.  This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by both of the parties hereto.

8.03                                                                           Notice.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested or electronically and shall be effective upon dispatch to the party to whom such notice shall be directed provided notice to the Employer is properly addressed to the Executive Chairman and the Executive Vice-President of Human Resources. Notice to Employee at the last known address provided to the Employer by Employee is adequate.  Either party may, by notice given in accordance with the foregoing, change her or its address for the purposes of this Agreement.

8.04                                                                           Further Assurances.  The parties hereto and each of them hereby consents and agrees to do such things, attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

8.05                                                                           Waivers.  No waiver of any breach of default of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

8.06                                                                           Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, in whole or in part, such illegal or unenforceable provision or part thereof, shall be severable from this Agreement and shall not affect the remaining provisions hereof.

8.07                                                                           Compliance with Section 409A.

(a)                                  The payments and benefits under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other applicable guidance thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted in accordance with such intent.  Each payment or installment under this Agreement shall be considered a separate payment for purposes of Section 409A.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the following rules shall apply to any portion of any payment or benefit payable under this Agreement as a result of termination of Employee’s employment that is not exempted from Section 409A (“409A Severance Compensation”):

(i)                                     If the termination of Employee’s employment does not qualify as a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) from the Employer’s Controlled Group, then 409A Severance Compensation will not commence until a “separation from service” occurs.  For this purpose, the “Employer’s Controlled Group” means (A) Employer, (B) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes Employer and (C) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with Employer.

(ii)                                  If at the time of Employee’s separation from service, Employee is a “specified employee” as defined in Section 409A, as determined in good faith by Employer, then any payments of 409A Severance Compensation that would otherwise be due and payable within the six (6) month period following Employee’s separation from service shall be accumulated and paid on the first business day after the end of such six (6) month period or, if earlier, the date of Employee’s death, and the remaining 409A Severance Compensation shall be paid on the date otherwise provided in this Agreement.

(c)                                  With respect to any reimbursements of any eligible expenses, or any provision of in-kind benefits to Employee, under this Agreement that are not excludable from Employee’s income for federal income tax purposes, such reimbursements or in-kind benefits shall be subject to the following conditions: (i) the reimbursement of an eligible expense shall be made on the date on which it normally would be made pursuant to Employer’s reimbursement policies, but in any event no later than the last day of the calendar year following the year in which the expense was incurred; (ii) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses described in Section 105(b) of the Code; and (iii) the right to any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Any tax gross-up payments will be paid on the date on which they normally would be paid pursuant to this Agreement and Employer’s reimbursement policies, but in any event no later than the last day of the calendar year following the year in which Employee remits the related taxes or, in the case of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, such later date as permitted under Treasury Regulations Section 1.409A-3(i)(1)(v).

8.08                                                                           Headings.  The insertion of headings in the division of this Agreement into paragraphs and subparagraphs is for convenience of reference only and shall not affect the interpretation hereof.

8.09                                                                           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

8.10                                                                           Governing Law. This Agreement is governed by the laws of the State of Delaware and applicable federal law without regard to principles of conflicts of law.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the day and year first written above.

EMPLOYER:

AmeriCold Logistics, LLC

By:
Name:
Title:

EMPLOYEE:

Susan C. Haley

ATTACHMENT A

FORM OF RELEASE OF CLAIMS

This agreement (the “Release Agreement”) is entered into between AmeriCold Logistics, LLC (the “Company”) and Susan C. Haley

1.                                       I understand and acknowledge that I have had sufficient time to review this Release Agreement and to decide whether to enter into it.  I also understand that I could have at least twenty-one (21) days to make this decision if I so desired.  I also understand that I have seven (7) days after I sign this Release Agreement to change my mind and revoke in writing the Release Agreement.

2.                                       I acknowledge that the Company has advised me in writing that I should consult an attorney prior to signing this Release Agreement.

3.                                       I understand that by signing this Release Agreement, in addition to releasing any and all claims against the Company, I am specifically releasing any and all rights and claims up to the date of my signature which I have for alleged age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), against the Company, its directors, officers, employees and others released in this Release Agreement.

4.                                       I acknowledge that, following my execution of this Release Agreement if I do not revoke it, the Company will pay me the amounts described in Article 4.02(b) of the Amended and Restated Employment Agreement between me and the Company effective as of                         , 2010 (the “Employment Agreement”), subject to the terms and conditions of the Employment Agreement.  These payments (excluding any benefits to which I am entitled by law pursuant to COBRA) are in consideration of the execution of this Release Agreement and the performance of the terms and conditions contained herein.  I acknowledge that I have no entitlement to such payments (excluding any benefits to which I am entitled by law pursuant to COBRA) except as compensation for the performance of the terms and conditions set forth herein.  I acknowledge that I am entitled to no salary, wages, commissions, options, benefits, insurance or other compensation from the Company, or its parent or subsidiary corporations, except as specifically set forth herein and in Article 4.02 of the Employment Agreement.

5.                                       Scope of Release.

a.               Release. To the broadest extent permitted by law, I hereby release and discharge the Company and its parent, affiliates, and subsidiary corporations, officers, servants, employees, attorneys, insurers, successors and assigns from any and all claims, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature, known or unknown, which have existed or now exist (including, to the extent permitted by law, claims and causes of action which I do not know of or suspect exist in my favor), including but not limited to: (a) all claims

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arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, payments under any retirement plan or other compensation plan or arrangement maintained by the Company, fringe benefits, stock, stock options or any other ownership interest in the Company; (c) all claims for breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing, and any other common law cause of action arising in contract; (d) all tort claims, including claims for fraud, defamation, emotional distress, discharge in violation of public policy, and any other common law tort; and (e) all federal, state and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the ADEA, the federal Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Older Workers Benefit Protection Act (as amended) (“OWBPA”), and the Family and Medical Leave Act.

b.              ADEA Waiver.  I acknowledge that with this document I have been advised in writing to consult with an attorney prior to executing this waiver of ADEA claims and that I have been given twenty-one (21) days from the date of this Release Agreement in which to consider entering into the waiver of the ADEA claims, if any.  If I decide to sign before the expiration of twenty-one (21) days, I acknowledge that I am doing so knowingly and voluntarily.  In addition, I acknowledge that with this Release Agreement I have been informed that I may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release Agreement.  I understand that, to be effective, my revocation must be in writing, signed, dated and delivered to Human Resources at the Company no later than seven (7) days from the date on which I sign this Release Agreement.  If the seventh (7th) day falls on a weekend or holiday, I understand my revocation must be delivered the next business day.  Finally, I understand that this Release Agreement will be effective as of the date following the rescission period, unless I exercise my right to rescind during the rescission period.

c.               Excluded Claims.  Notwithstanding the above, with this Release Agreement, the Company acknowledges that I do not release any of the following rights or claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, pursuant to the charter, bylaws or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; and (c) any claims arising from the breach of this Release Agreement.  In addition, the Company further acknowledges that nothing in this Release Agreement prevents me from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the

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Department of Labor or the state equivalent thereto, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

6.                                       By executing this Release Agreement, I acknowledge that I have read the document and have had the opportunity to receive independent legal advice with respect to executing this Release Agreement and that I expressly waive the rights and benefits I otherwise might have under Delaware statute or common law doctrine.  In other words, there may be additional facts or claims which I do not know about on the date I sign this Release Agreement.  By signing this Release Agreement, I understand and agree that I am giving up my right to bring any known or unknown claim against the Company.

7.                                       I acknowledge that the purpose of this Release Agreement is to resolve all potential disputes between me and the Company.  To the extent that any alleged claim is not or cannot be released under current law, the payments provided by the Company in this Release Agreement shall be an offset against any such unreleased claim, if any, provided, however, that such offset shall be permitted only to the extent that the Company determines in good faith that such offset would not cause a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and to the extent otherwise permitted by applicable law.

8.                                       I understand that neither this Release Agreement nor anything in it shall be considered as any admission by the Company of any preexisting obligation or improper conduct whatsoever.  I understand that the Company denies any such obligations or improper conduct.

9.                                       I have read this Release Agreement and understand its contents.  I am signing this Release Agreement voluntarily.

10.                                 I acknowledge that the making, execution and delivery of this Release Agreement has been induced by no promises, representations, statements, warranties or agreements other than those expressed herein.  I understand it supersedes all prior discussion and agreements between me and the Company, whether oral or in writing.

Dated:
Susan C. Haley

Dated:	AmeriCold Logistics, LLC

By:
Name:
Title:

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